Exhibit 10.1

ADTALEM GLOBAL EDUCATION, INC.
EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of                 ,    September 8, 2021 (the “Effective Date”), by and between Adtalem Global Education. (“Adtalem”) and Stephen W. Beard (the “Executive”).  Adtalem  and the Executive are sometimes hereinafter referred to individually as a “Party” and together as “Parties.”

Unless otherwise defined in the body of this Agreement, capitalized terms shall be defined as provided in Appendix I to this Agreement.

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

AGREEMENT

1.            Employment Period.  Adtalem will employ the Executive, and the Executive hereby accepts employment with Adtalem, upon the terms and subject to the conditions set forth in this Agreement.  The Executive’s employment under this Agreement shall begin on the Effective Date and shall continue thereafter until the first to occur of the events described in Section 6(a) (the “Employment Period”).

2.            Position and Duties.

(a)           Title; Responsibilities.  Beginning on the Effective Date, the Executive will serve as President and Chief Executive Officer of Adtalem and will have the normal duties, responsibilities and authority of those positions, subject to the power of the Board to expand the Executive’s authority; provided, however, at all times, the Executive’s duties, responsibilities and authority shall be at least commensurate with such duties, responsibilities and authority held by executives in comparable positions in corporations of similar size and scope to Adtalem in Adtalem ’s industry.  The Executive shall devote substantially all business time and attention to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly.  Notwithstanding the foregoing, the Executive will be permitted to serve as a director of any business, civic or charitable organization in accordance with the established policies and procedures of Adtalem. The Executive shall report exclusively to the Board.  In this trusted, executive position, the Executive will be given access to Adtalem’s Confidential Information and the Executive shall have full discretion to use such Confidential information in furtherance of the Executive’s responsibilities. The Executive shall comply in all material respects with all applicable laws, rules and regulations relating to the performance of the Executive’s duties and responsibilities hereunder, including Adtalem’s Code of Business Conduct and Ethics.

(b)           Board Membership.  Throughout the Employment Period, Adtalem will nominate the Executive to serve as a director on the Board.

3.            Compensation.

(a)           Base Salary.  The Executive’s Base Salary shall initially be at the rate of $900,000 per annum.  The Executive’s Base Salary will be paid in substantially equal bi-weekly installments.  The Base Salary will be reviewed annually by the Compensation Committee and upon such review the Base Salary may be increased by the Compensation Committee (subject to any applicable law or exchange listing requirement); provided, however, the Base Salary, including as subsequently adjusted upwards, may not be decreased except in the case of exigent conditions in which the Executive agrees to an across-the-board equal percentage reduction in base salaries of Adtalem’s named executive officers. All amounts payable to the Executive under this Agreement, will be subject to required withholding by Adtalem.

(b)           Equity Awards.

(i)            The Executive shall be eligible for annual cash and annual long term equity awards, as determined by the Board or the Compensation Committee as necessary and appropriate to comply with Adtalem policy, applicable law, or exchange listing requirements, under Adtalem’s equity award plan(s) covering executive officers of Adtalem, as in effect from time to time.

(ii)           Without limiting the foregoing, in connection with the Executive’s acceptance of the positions of President and Chief Executive Officer of Adtalem, and subject to the approval of the Compensation Committee, the Executive shall receive as promptly as practicable after the Effective Date, an equity compensation award under Adtalem’s Fourth Amended and Restated Incentive Plan of 2013 (the “2013 Equity Plan”) as set forth in Appendix II (the “Promotional Equity Award”).  The Promotional Equity Award shall be subject to such additional terms and conditions as may be approved by the Compensation Committee and set forth in the documents evidencing the Promotional Equity Award, as well as the terms of the 2013 Equity Plan.

(iii)          Notwithstanding  the Promotional Equity Award, the Executive shall be entitled to receive equity  compensation awards from Adtalem with respect to its 2021 fiscal year grant cycle on the same basis as other executive officers of Adtalem.

(c)           Management Incentive. For each fiscal year during the Employment Period beginning with the 2022 fiscal year, the Executive will be eligible to receive an annual MIP Target payment under Adtalem’s annual Management Incentive Plan (“MIP”) as in effect from time to time, upon the achievement of specific Adtalem-wide and personal performance goals that will be determined each fiscal year by the Compensation Committee as necessary and appropriate to comply with Adtalem policy; provided as of the Effective Date however, the MIP Award may be based on a higher or lower percentage of the MIP Target for performance which is in excess of target goals or below target goals, respectively.  Any MIP Award due and owing hereunder with respect to any fiscal year shall be paid no later than the fifteenth day of the third month following the end of Adtalem’s fiscal year in which the MIP Award was earned.

4.            Vacation.  The Executive will be entitled to the number of weeks of vacation each fiscal year equal to that of other executive officers of Adtalem.

5.            Benefits.  The Executive shall be eligible to participate in such health and welfare benefits as are available to senior executives of Adtalem, provided, however, that participation shall be subject to all of the terms and conditions of such plans, including, without limitation, all waiting periods, eligibility requirements, vesting, contributions, exclusions and other similar conditions or limitations.  Any and all benefits under any such plans shall also be payable, if applicable, in accordance with the underlying terms and conditions of such plan’s document.  The Executive’s participation in the foregoing plans and any perquisite programs will be on terms no less favorable than afforded to executive officers of Adtalem, as in effect from time to time.  Adtalem, however, shall have the right, in its sole discretion, to modify, amend or terminate such benefit plans and perquisite programs at any time.  Adtalem will reimburse the Executive for all reasonable business expenses incurred by the Executive in the course of performing the Executive’s duties and responsibilities under this Agreement which are consistent with Adtalem’s policies and procedures in effect from time to time.

6.            Termination.

(a)           When Does Termination Occur.  The Executive’s employment with Adtalem and the Employment Period will end on the earlier of (i) the Executive’s death or Permanent Disability, (ii) the Executive’s resignation at any time with or without Good Reason, or (iii) termination by Adtalem at any time with or without Cause.  Except as otherwise provided herein, any termination of the Employment Period by Adtalem or by the Executive will be effective as specified in a written notice from the terminating Party to the other Party; provided, however, if the Executive’s employment with Adtalem is terminated during the Employment Period by Adtalem without Cause or by the Executive without Good Reason, the terminating Party must give the other Party at least 30 days prior written notice.  For the avoidance of doubt, the Executive’s voluntary retirement from Adtalem shall be deemed a resignation by the Executive without Good Reason.

(b)           Termination Due to Death or Permanent Disability, by Adtalem With Cause or By the Executive Without Good Reason.  If the Employment Period is terminated pursuant to Section 6(a)(i) above or by Adtalem with Cause, or if the Executive resigns without Good Reason, then the Executive will only be entitled to receive the Accrued Benefits payable no later than 30 days following the Executive’s Termination Date. The Executive will not be entitled to any other Base Salary, severance, compensation or benefits from Adtalem thereafter, other than those previously earned under any of Adtalem’s retirement plans or expressly required under applicable law.  Within ten days following notice of termination with Cause, the Executive may request of the Board an opportunity to cure the Cause event, which request shall be determined by the Board in the Board’s sole discretion.

(c)           Termination by Adtalem Without Cause or By the Executive With Good Reason.  If:

(i)            the Executive’s employment with Adtalem is terminated during the Employment Period (A) by Adtalem without Cause or (B) by the Executive with Good Reason; and

(ii)           the Executive executes a release (which shall be promptly proffered by Adtalem following such termination of employment and which shall not include additional or lengthier post-employment restrictions (as compared to those set forth in this Agreement), and which shall not release or diminish the Executive’s rights to indemnification, a “Release”) and such Release is not timely revoked by the Executive and becomes legally effective within 60 days following the Termination Date; and

(iii)          the Executive is in compliance with the terms of this Agreement and the Release, then the Executive will be entitled to receive:

(A)          Accrued Benefits.  the Accrued Benefits payable no later than 30 days following the Executive’s Termination Date; and

(B)          Base Salary Severance.  payment of an amount equal to one times the Executive’s Base Salary (at the rate then in effect), which shall be payable in a lump sum on the 60th day following the Termination Date.

(C)          MIP Award.  payment of a pro-rated MIP Award for the fiscal year in which the termination of employment occurs based upon actual achievement of the relevant performance targets for the entire fiscal year, which MIP Award shall be payable in a lump sum at the time all other awards under the MIP for such fiscal year are paid to the other Adtalem senior executives;

(D)          Medical Insurance.  continuation of medical and dental insurance benefits for a period of one year following the date of termination at the same cost, level and conditions as provided by Adtalem to Executive immediately prior to such termination.

(E)           No Offset or Mitigation.  Adtalem will have no right of offset, nor will the Executive be under any duty or obligation to seek alternative or substitute employment at any time after the effective date of such termination or otherwise mitigate any amounts payable by Adtalem to the Executive.

(F)           Resignation of All Other Positions.  Upon termination of Executive’s employment hereunder for any reason, the Executive agrees to resign, effective on the Termination Date, from all positions that the Executive holds as an officer or member of the Board  (or a committee thereof) of Adtalem and any of its Affiliates.

7.            Change in Control.

(a)           Obligations of Adtalem upon Executive’s Termination with Good Reason or Adtalem’s Termination of Executive Without Cause During Change in Control Period.  If:

(i)            during the Change in Control Period, Adtalem terminates the Executive’s employment without Cause (other than for death or Permanent Disability) or the Executive terminates employment for Good Reason, and

(ii)           the Executive executes the Release and such Release is not timely revoked by the Executive and becomes legally effective within 60 days following the Termination Date; and

(iii)          the Executive is in compliance with the terms of this Agreement and the Release, then the Executive will be entitled to receive:

(A)          Accrued Benefits.  the Accrued Benefits payable no later than 30 days following the Executive’s Termination Date;

(B)           Base Salary and MIP Award.  payment of an amount equal to (I) two times the Executive’s Base Salary (at the rate then in effect) plus (II) the average of the Executive’s MIP Awards for the previous two fiscal years (or, if the termination of employment occurs during the first two fiscal years in which the Executive is employed by Adtalem, the MIP Target).  Such amounts shall be payable in a lump sum on the 60th day following the Termination Date; and

(C)           Stock Options.  notwithstanding anything to the contrary in the applicable equity award agreements (but otherwise subject to such agreements), full vesting as of the Termination Date of any outstanding stock options granted to the Executive by Adtalem.

(b)           Obligations of Adtalem upon Executive’s Death.  If the Executive’s employment is terminated by reason of the Executive’s death during the Change in Control Period, Adtalem shall provide the Executive’s estate or beneficiaries with the Accrued Benefits, and shall have no other severance obligations under this Agreement.  The Accrued Benefits shall be paid to the Executive’s estate or beneficiary, as applicable, within 30 days following the Termination Date.

(c)           Obligations of Adtalem upon Executive’s Permanent Disability.  If the Executive’s employment is terminated by reason of the Executive’s Permanent Disability during the Change in Control Period, Adtalem shall provide the Executive with the Accrued Benefits, and shall have no other severance obligations under this Agreement.  The Accrued Benefits shall be paid to the Executive within 30 days following the Termination Date.

(d)           Obligations of Adtalem upon Executive’s Termination Without Good Reason or Adtalem’s Termination of Executive With Cause During Change in Control Period.  If the Executive’s employment is terminated for Cause during the Change in Control Period or the Executive resigns during the Change in Control Period without Good Reason, Adtalem shall provide the Executive with the Accrued Benefits, and shall have no other severance obligations under this Agreement.  In such case, all Accrued Benefits shall be paid to the Executive within 30 days following the Termination Date.  For avoidance of doubt, expiration of the Agreement during the Change in Control Period by action of the Executive in accordance with Section 1 shall be deemed a resignation by the Executive without Good Reason.

(e)           Code Section 280G. If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payment or benefit received in connection with a Change in Control or the Executive’s termination of employment, wither pursuant to the terms of this Agreement or any other plan, arrangement, agreement or otherwise) (all such payment collectively referred to herein as the “280G Payments”) constitute “parachute payment” within the meaning of Code Section 280G and would but for this Section, be subject to the excise tax imposed under Code Section 4999 (the “ Excise Tax”), then prior to making the 280G Payments, a calculation shall be made comparing (1) the “Net Benefit” (as defined below) to the Executive of the 280G Payments after the payment of the Excise Tax to (2) the Net  Benefit to the Executive if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax.  Only if the amount calculated under (1) above is less than the amount under (2) above will the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G payments is subject to the Excise Tax.  “Net Benefit” shall be the present value of the 280G Payments net of all federal, state and local income employment and excise taxes  Any such reduction made pursuant to this Section 7(e) shall be consistent with the requirements of Code Section 409A.  All calculations and determinations under this Section 7(e) shall be made by an independent accounting firm or independent tax counsel appointed by Adtalem whose determination shall be conclusive and binding on Adtalem and the Executive for all purposes.

8.            Confidential Information.

(a)            The Executive recognizes and acknowledges that the continued success of Adtalem and its Affiliates depends upon the use and protection of a large body of confidential and proprietary information and that the Executive will have access to the entire universe of Adtalem’s Confidential Information (as defined below in Section 8(b)), as well as certain confidential information of other Persons with which Adtalem and its Affiliates do business, and that such information constitutes valuable, special and unique property of Adtalem, its Affiliates and such other Persons.

(b)           Confidential Information.  For purposes of this Agreement, Adtalem’s “Confidential Information” shall include Adtalem and its Affiliates’ trade secrets as defined under Delaware law, as well as any other information or material which is not generally known to the public, and which: (a) is generated, collected by or utilized in the operations of Adtalem or its Affiliates’ business and relates to the actual or anticipated business, research or development of Adtalem, its Affiliates or Adtalem and its Affiliates’ actual or prospective Customers; or (b) is suggested by or results from any task assigned to the Executive by Adtalem or its Affiliates, or work performed by the Executive for or on behalf of Adtalem or its Affiliates.  Confidential Information shall not be considered generally known to the public if the Executive or others improperly reveal such information to the public without Adtalem or its Affiliates’ express written consent and in violation of an obligation of confidentiality owed to Adtalem or its Affiliates.  Confidential Information includes, without limitation, the information, observations and data obtained by the Executive while employed by Adtalem concerning the business or affairs of Adtalem or its Affiliates, including information concerning acquisition opportunities in or reasonably related to Adtalem or its Affiliates’ business or industry, the identities of and other information (such as databases) relating to the current, former or prospective employees, suppliers and Customers of Adtalem or its Affiliates, development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, financial and business plans, financial data, pricing information, employee lists and telephone numbers, locations of sales representatives, new and existing customer or supplier programs and services, customer terms, customer service and integration processes, requirements and costs of providing service, support and equipment.

(c)           The Executive agrees to use Adtalem’s Confidential Information only as necessary and only in connection with the performance of the Executive’s duties hereunder.  The Executive shall not, without the prior written permission of a member of the Board or of Adtalem’s General Counsel, directly or indirectly, utilize for any purpose other than for a legitimate business purpose solely on behalf of Adtalem or its Affiliates, any of Adtalem’s Confidential Information, as long as such matters remain Confidential Information. The restrictions set forth in this paragraph are in addition to and not in lieu of any obligations the Executive may have by law with respect to Adtalem’s Confidential Information, including any obligations the Executive may owe under any applicable trade secrets statutes or similar state or federal statutes.  This Agreement shall not prevent the Executive from revealing evidence of criminal wrongdoing to law enforcement or prohibit the Executive from divulging Adtalem’s Confidential Information by order of court or agency of competent jurisdiction.  However, the Executive shall promptly inform Adtalem of any such situations and shall take such reasonable steps to prevent disclosure of Adtalem’s Confidential Information until Adtalem or its relevant Affiliates have been informed of such requested disclosure and Adtalem has had an opportunity to respond to the court or agency.

(d)           The Executive understands that Adtalem and its Affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty of Adtalem or its Affiliates to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the Employment Period and thereafter, and without in any way limiting the foregoing provisions of this Section 8, the Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel and consultants of Adtalem and its Affiliates who need to know such information in connection with their work for Adtalem or its Affiliates) or use Third Party Information unless expressly authorized by such third party or by a member of the Board or Adtalem’s General Counsel.

(e)           During the Employment Period, the Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other person or entity to whom the Executive has an obligation of confidentiality, and will not bring onto the premises of Adtalem or its Affiliates any unpublished documents or any property belonging to any former employer or any other person or entity to whom the Executive has an obligation of confidentiality unless consented to in writing by the former employer or such other person or entity.  The Executive will use in the performance of the Executive’s duties only information which is (i) generally known and used by persons with training and experience comparable to the Executive’s and which is (x) common knowledge in the industry or (y) otherwise legally in the public domain, (ii) otherwise provided or developed by Adtalem or its Affiliates or (iii) in the case of materials, property or information belonging to any former employer or other person or entity to whom the Executive has an obligation of confidentiality, approved for such use in writing by such former employer or other person or entity.

(f)            Nothing in this Agreement is intended to or shall be interpreted to prohibit disclosure of information to the limited extent permitted by and in accordance with the federal Defend Trade Secrets Act of 2016 (“DTSA”).  Disclosures that are protected by the DTSA as follows do not violate this Agreement. The DTSA provides that:  (1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret under the Act that:  (A) is made – (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual:  (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

9.            Return of Adtalem Property.  The Executive acknowledges and agrees that all notes, records, reports, sketches, plans, unpublished memoranda or other documents, whether in paper, electronic or other form (and all copies thereof), held by the Executive concerning any information relating to the business of Adtalem or its Affiliates, whether confidential or not, are the property of Adtalem and its Affiliates.  The Executive will immediately deliver to Adtalem at the termination or expiration of the Employment Period, or at any other time the Board may request, all equipment, files, property, memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and all electronic, paper or other copies thereof) belonging to Adtalem or its Affiliates which includes, but is not limited to, any materials that contain, embody or relate to the Confidential Information, Work Product or the business of Adtalem or its Affiliates, which the Executive may then possess or have under the Executive’s control.  The Executive will take any and all actions reasonably deemed necessary or appropriate by Adtalem or its Affiliates from time to time in its sole discretion to ensure the continued confidentiality and protection of the Confidential Information.  The Executive will notify Adtalem and the appropriate Affiliates promptly and in writing of any circumstances of which the Executive has knowledge relating to any possession or use of any Confidential Information by any Person other than those authorized by the terms of this Agreement.

10.           Intellectual Property Rights.  The Executive acknowledges and agrees that all inventions, technology, processes, innovations, ideas, improvements, developments, methods, designs, analyses, trademarks, service marks, and other indicia of origin, writings, audiovisual works, concepts, drawings, reports and all similar, related, or derivative information or works (whether or not patentable or subject to copyright), including but not limited to all resulting patent applications, issued patents, copyrights, copyright applications and registrations, and trademark applications and registrations in and to any of the foregoing, along with the right to practice, employ, exploit, use, develop, reproduce, copy, distribute copies, publish, license, or create works derivative of any of the foregoing, and the right to choose not to do or permit any of the aforementioned actions, which relate to Adtalem or Affiliates’ actual or anticipated Business, research and development or existing or future products or services and which are conceived, developed or made by the Executive while employed by Adtalem or an Affiliate (collectively, the “Work Product”) belong to Adtalem.  The Executive further acknowledges and agrees that to the extent relevant, this Agreement constitutes a “work for hire agreement” under the Copyright Act, and that any copyrightable work (“Creation”) constitutes a “work made for hire” under the Copyright Act such that Adtalem is the copyright owner of the Creation.  To the extent that any portion of the Creation is held not to be a “work made for hire” under the Copyright Act, the Executive hereby irrevocably assigns to Adtalem all right, title and interest in such Creation.  All other rights to any new Work Product and all rights to any existing Work Product are also hereby irrevocably conveyed, assigned and transferred to Adtalem pursuant to this Agreement.  The Executive will promptly disclose and deliver such Work Product to Adtalem and, at Adtalem’s expense, perform all actions reasonably requested by Adtalem (whether during or after the Employment Period) to establish, confirm and protect such ownership (including, without limitation, the execution of assignments, copyright registrations, consents, licenses, powers of attorney and other instruments).  All Work Product made within six months after termination of the Executive’s employment with Adtalem will be presumed to have been conceived during the Executive’s employment with Adtalem, unless the Executive can prove conclusively that it was created after such termination.

11.           Non-Compete, Non-Solicitation.

(a)           In further consideration of the compensation to be paid to the Executive hereunder, the Executive acknowledges that in the course of the Executive’s employment with Adtalem, the Executive has, and will continue to, become familiar with Adtalem’s Confidential Information, methods of doing business, business plans and other valuable proprietary information concerning Adtalem, its Affiliates, and their customers and suppliers and that the Executive’s services have been and will be of special, unique and extraordinary value to Adtalem and its Affiliates.  The Executive agrees that, during the Employment Period and continuing for 12 months thereafter (the “Restricted Period”), the Executive will not, directly or indirectly, anywhere in the Restricted Area:

(i)            own, manage, operate, or participate in the ownership, management, operation, or control of, or be employed by, any entity which is in competition with the Business of Adtalem or its Affiliates, in which the Executive would hold a position with responsibilities that are entirely or substantially similar to any position the Executive held during the last 12 months of the Executive’s employment with Adtalem or in which the Executive would have responsibility for and access to confidential information that is similar to or relevant to that which the Executive had access to during the last 12 months of the Executive’s employment with Adtalem; or

(ii)           provide services to any person or entity that engages in any business that is similar to, or competitive with Adtalem or its Affiliates’ Business if doing so would require the Executive to use or disclose Adtalem’s Confidential Information.

Nothing herein will prohibit the Executive from being a passive owner of not more than one percent of the outstanding stock of any class of a corporation which is publicly traded, so long as the Executive has no active participation in the business of such corporation.

(b)           During the Restricted Period, the Executive will not, directly or indirectly, in any manner: (i) hire or engage, or recruit, solicit or otherwise attempt to employ or retain any Person who is or was an employee of or consultant to Adtalem or its Affiliates within the 12 month period immediately preceding the termination of the Executive’s employment, or (ii) induce or attempt to induce any person who is or was an employee of, or consultant to, Adtalem or its Affiliates within the 12 month period immediately preceding the termination of the Executive’s employment, to leave the employ of Adtalem or the relevant Affiliates, or in any way interfere with the relationship between Adtalem, its Affiliates and any of their employees or consultants; provided, however that the Executive may hire former employees and consultants to Adtalem and its Affiliates after such former employees or consultants have ceased to be employed or otherwise engaged by Adtalem or its Affiliates for a period of at least 12 months.

(c)           During the Restricted Period, the Executive will not, directly or indirectly: (i) call on, solicit or service any Customer with the intent of selling or attempting to sell any service or product similar to, or competitive with, the services or products sold by Adtalem or its Affiliates as of the date of the termination of the Executive’s employment, or (ii) in any way interfere with the relationship between Adtalem, its Affiliates and any Customer, supplier, licensee or other business relation (or any prospective Customer, supplier, licensee or other business relationship) of Adtalem or its Affiliates (including, without limitation, by making any negative or disparaging statements or communications regarding Adtalem, its Affiliates or any of their operations, officers, directors or investors).  This non-solicitation provision applies to those Customers, suppliers, licensees or other business relationships of Adtalem with whom the Executive: (1) has had contact or has solicited at any time in the 12 month period of time preceding the termination of the Executive’s employment; (2) has supervised the services of any of Adtalem’s or Affiliates’ employees who have had any contact with or have solicited at any time during the 12 month period of time preceding the termination of the Executive’s employment; or (3) has had access to any Confidential Information about such Customers, suppliers, licensees or other business relationships at any time during the 12 month period of time preceding the termination of the Executive’s employment.

(d)           The Executive acknowledges and agrees that the restrictions contained in this Section 11 with respect to time, geographical area and scope of activity are reasonable and do not impose a greater restraint than is necessary to protect the goodwill and other legitimate business interests of Adtalem and its Affiliates.  In particular, the Executive agrees and acknowledges that Adtalem is currently engaging in Business and actively marketing its services and products throughout the Restricted Area, that the Executive’s duties and responsibilities for Adtalem and its Affiliates are co-extensive with the entire scope of Adtalem’s Business, that Adtalem has spent significant time and effort developing and protecting the confidentiality of their methods of doing business, technology, customer lists, long term customer relationships and trade secrets and that such methods, technology, customer lists, customer relationships and trade secrets have significant value.  However, if, at the time of enforcement of this Section 11, a court holds that the duration, geographical area or scope of activity restrictions stated herein are unreasonable under circumstances then existing or impose a greater restraint than is necessary to protect the goodwill and other business interests of Adtalem and its Affiliates, the Parties agree that the maximum duration, scope or area reasonable under such circumstances will be substituted for the stated duration, scope or area and that the court will be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law, in all cases giving effect to the intent of the parties that the restrictions contained herein be given effect to the broadest extent possible.  The existence of any claim or cause of action by the Executive against Adtalem, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by Adtalem of the provisions of Sections 8, 9, 10, or this Section 11, which Sections will be enforceable notwithstanding the existence of any breach by Adtalem.  Notwithstanding the foregoing, the Executive will not be prohibited from pursuing such claims or causes of action against Adtalem.  The Executive consents to Adtalem notifying any future employer of the Executive of the Executive’s obligations under Sections 8, 9, 10, and this Section 11 of this Agreement.

(e)           In the event of the breach or a threatened breach by the Executive of any of the provisions of Sections 8, 9, 10, or this Section 11, Adtalem, in addition and supplementary to any other rights and remedies existing in its favor, will be entitled to seek specific performance or injunctive or other equitable relief (in the form of a temporary restraining order, preliminary injunction and permanent injunction) from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof.

(f)            Upon the Executive’s written request, the Board may, in the Board’s sole discretion, permit the Executive to engage in certain work or activity that is otherwise prohibited by this Agreement, if and only if the Executive first provides the Board with written evidence satisfactory to the Board, including assurances from any new employer of the Executive, that the contribution of the Executive’s knowledge to that work or activity will not cause the Executive to disclose, base judgment upon, or use Adtalem’s trade secrets or other Confidential Information.  The Executive shall not engage in such work or activity unless and until the Executive receives written consent from the Board.

(g)           Neither the Board’s consent under Section 11(f) nor Adtalem’s failure to seek enforcement of any restrictive covenant under this Agreement shall be deemed a consent or waiver by Adtalem of any subsequent breach of this Agreement by the Executive and Adtalem shall have the right to seek enforcement of this Agreement against the Executive for any breach not specifically consented to in writing by the Board or Adtalem.

12.           Stock Ownership.  The Executive acknowledges, and agrees to comply with, Adtalem’s executive stock ownership guidelines as they exist from time to time.

13.           Executive’s Representations.  The Executive hereby warrants and represents to Adtalem that the Executive is not subject to any covenants, agreements or restrictions, including without limitation any covenants, agreements or restrictions arising out of the Executive’s prior employment, which would be breached or violated by the Executive’s execution of this Agreement or by the Executive’s performance of his duties hereunder.

14.           Compliance with Code Section 409A.

(a)           The Parties intend that any amounts payable under this Agreement, and Adtalem’s and the Executive’s exercise of authority hereunder, either comply with or are exempt from the provisions of Code Section 409A so as not to subject the Executive to the payment of the additional tax, interest and any tax penalty which may be imposed under Code Section 409A.  Notwithstanding the foregoing, no particular tax result for the Executive with respect to any income recognized by the Executive in connection with this Agreement is guaranteed.

(b)           Notwithstanding any provisions of this Agreement to the contrary, if the Executive is a “specified employee” (within the meaning of Code Section 409A and determined pursuant to policies adopted by the Company) at the time of the Executive’s separation from service and if any portion of the payments or benefits to be received by the Executive upon separation from service would be considered deferred compensation under Code Section 409A, amounts that would otherwise be payable pursuant to this Agreement and benefits that would otherwise be provided pursuant to this Agreement, in each case, during the six-month period immediately following the Executive’s separation from service will instead be paid or made available on the earlier of (i) the first day of the seventh month following the date of the Executive’s separation from service and (ii) the Executive’s death.

(c)           To the extent any reimbursement or in-kind benefit provided under this Agreement is nonqualified deferred compensation within the meaning of Code Section 409A (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; (ii) the reimbursement of an eligible expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit; and (iv) in no event shall Adtalem’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Executive’s remaining lifetime (or, if longer, through the 6th anniversary of the Effective Date).

(d)           Each payment under this Agreement is intended to be a “separate payment” and not of a series of payments for purposes of Code Section 409A.

(e)           A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Code Section 409A), and notwithstanding anything contained herein the contrary, the date on which such separation from service takes place shall be the termination date.

15.           Survival.  Any provisions which by its nature is intended to survive and continue in full force in accordance with its terms shall continue notwithstanding the termination of the Employment Period.

16.          Clawback Provisions.  Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with Adtalem with is subject to recovery under any law, government regulation or stock  exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by Adtalem pursuant to any such law, government regulation or stock exchange listing requirement).

17.           Notices.  Any notice provided for in this Agreement will be in writing and will be either personally delivered, sent by reputable overnight courier service, sent by facsimile (with hard copy to follow by regular mail) or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to the Executive
Stephen W. Beard
At such home address which is currently on record with Adtalem

With a copy (which shall not constitute Notice to the Executive) to:

     McDermott Will & Emery LLP
    One Vanderbilt Avenue
    New York, NY 10017-3852
    Attn: Steven Eckhaus
    seckhaus@mwe.com
    212.547.5600

Notices to Adtalem:

Adtalem Global Education, Inc.
Attn: General Counsel
500 W. Monroe, Suite 2800
Chicago, IL 60661

with copies to (which will not constitute notice to Adtalem):

John A. Nixon
Duane Morris, LLP
30 S. 17th Street
Philadelphia, PA 19119
Jnixon@duanemorris.com

or such other address or to the attention of such other person as the recipient Party will have specified by prior written notice to the sending Party.  Any notice under this Agreement will be deemed to have been given when so delivered, sent or mailed.

18.           Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any action in any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

19.           Complete Agreement.  This Agreement embodies the complete agreement and understanding among the Parties and supersedes and preempts any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way.

20.           Counterparts.  This Agreement may be executed in separate counterparts (including by facsimile signature pages), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

21.           No Strict Construction.  The parties hereto jointly participated in the negotiation and drafting of this Agreement.  The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their collective mutual intent, this Agreement will be construed as if drafted jointly by the parties hereto, and no rule of strict construction will be applied against any Person.

22.           Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive, Adtalem and their respective heirs, successors and assigns.  The Executive may not assign the Executive’s rights or delegate the Executive’s duties or obligations hereunder without the prior written consent of Adtalem.  Adtalem may not assign its rights and obligations hereunder, without the consent of, or notice to, the Executive, with the sole exception being a sale to any Person that acquires all or substantially all of Adtalem whether stock or assets, in which case such consent of the Executive is not necessary.

23.           Choice of Law; Exclusive Venue.  THIS AGREEMENT, AND ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT, WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.  SUBJECT TO SECTION 25 OF THIS AGREEMENT, THE PARTIES AGREE THAT ALL LITIGATION ARISING OUT OF OR RELATING TO SECTIONS 8, 9, 10, OR 11 OF THIS AGREEMENT MUST BE BROUGHT EXCLUSIVELY IN DELAWARE (COLLECTIVELY THE “DESIGNATED COURTS”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

24.           Dispute Resolution.  Notwithstanding anything to the contrary, any and all other disputes, controversies or questions arising under, out of, or relating to this Agreement (or the breach thereof), or, the Executive’s employment with Adtalem or termination thereof, other than those disputes relating to the Executive’s alleged violations of Sections 8 (Confidential Information), 9 (return of property), 10 (intellectual property) and 11 (covenants of noncompete and nonsolicitation) of this Agreement, shall be referred for binding arbitration in Chicago, Illinois to a neutral arbitrator (who is licensed to practice law in any State within the United States of America) selected by the Executive and Adtalem and this shall be the exclusive and sole means for resolving such dispute.  Such arbitration shall be conducted in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association.  The arbitrator shall have the discretion to award reasonable attorneys’ fees, costs and expenses to the prevailing party.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  This Section 24 does not apply to any action by either party under Sections 8, 9, 10, and 11 of this Agreement and does not in any way restrict either Party’s rights under Section 23 of this Agreement.

25.           Mutual Waiver of Jury Trial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

26.           Indemnification.  In addition to any rights to indemnification to which the Executive is entitled under Adtalem’s charter and by-laws, to the extent permitted by applicable law, Adtalem will indemnify, from the assets of Adtalem supplemented by insurance in an amount determined by Adtalem, the Executive at all times, during and after the Employment Period, and, to the maximum extent permitted by applicable law, shall pay the Executive’s expenses (including reasonable attorneys’ fees and expenses, which shall be paid in advance by Adtalem as incurred, subject to recoupment in accordance with applicable law) in connection with any threatened or actual action, suit or proceeding to which the Executive may be made a party, brought by any shareholder of Adtalem directly or derivatively or by any third party by reason of any act or omission or alleged act or omission in relation to any affairs of Adtalem or any subsidiary or Affiliate of Adtalem of the Executive as an officer, director or employee of Adtalem or of any subsidiary or Affiliate of Adtalem.  Adtalem shall use its best efforts to maintain during the Employment Period and thereafter insurance coverage sufficient in the determination of the Board to satisfy any indemnification obligation of Adtalem arising under this Section 26.

27.           Nondisparagement.

(a)           The Executive agrees that both during the Employment Period and thereafter, the Executive shall not make or publish any statements or comments that disparage or injure the reputation or goodwill of Adtalem or any of its affiliates, or any of its or their respective officers or directors, or otherwise make any oral or written statements that a reasonable person would expect at the time such statement is made to likely have the effect of diminishing or injuring the reputation or goodwill of Adtalem, or any of its affiliates, or any of its or their respective officers or directors; provided, however, nothing herein shall prevent the Executive from providing any information that may be compelled by law.

(b)           Adtalem agrees that both during the Employment Period and thereafter, the Compensation Committee and Board shall not make or publish any statements or comments that disparage or injure the reputation or goodwill of the Executive, or otherwise make any oral or written statements that a reasonable person would expect at the time such statement is made to likely have the effect of diminishing or injuring the reputation or goodwill of the Executive; provided, however, nothing herein shall prevent the Adtalem from providing any information that may be compelled by law.

28.           Assistance in Proceedings.  During the Employment Period and thereafter, the Executive will cooperate with Adtalem in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by Adtalem (including, without limitation, the Executive being available to Adtalem upon reasonable notice for interviews and factual investigations, appearing at Adtalem’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to Adtalem all pertinent information and turning over to Adtalem all relevant documents which are or may come into the Executive’s possession, all at times and on schedules that are reasonably consistent with the Executive’s other permitted activities and commitments).  In the event Adtalem requires the Executive’s cooperation in accordance with this Section 28, Adtalem will pay the Executive a reasonable per diem as determined by the Board and reimburse the Executive for reasonable expenses incurred in connection therewith (including lodging and meals, upon submission of receipts).

29.           Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of Adtalem and the Executive or pursuant to Section 18, and no course of conduct or course of dealing or failure or delay by any Party hereto in enforcing or exercising any of the provisions of this Agreement will affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

ADTALEM GLOBAL EDUCATION, INC.	STEPHEN W. BEARD

By: /s/ Michael W. Malafronte Michael W. Malafronte Chair, Compensation Committee	/s/ Stephen W. Beard Stephen W. Beard

Date: August 5, 2021	Date: August 4, 2021

APPENDIX I

DEFINITIONS

“Accrued Benefits” means (a) Base Salary earned through the Termination Date; (b) except in the event of a termination by Adtalem with Cause, the balance of any awarded (i.e., the amount and payment of the specific award has been fully approved by the Board) but as yet unpaid, annual cash incentive or other incentive awards for any fiscal year prior to the fiscal year during which the Executive’s Termination Date occurs; (c) a payment representing the Executive’s accrued but unused vacation; and (d) anything in this Agreement to the contrary notwithstanding, (i) the payment of any vested, but not forfeited, benefits as of the Termination Date under Adtalem’s employee benefit plans payable in accordance with the terms of such plans and (ii) the availability of such benefit continuation and conversion rights to which the Executive is entitled in accordance with the terms of such plans.

“Affiliates” means any company, directly or indirectly, controlled by, controlling or under common control with Adtalem, including, but not limited to, Adtalem’s subsidiary entities, parent, partners, joint ventures, and predecessors, as well as its successors and assigns.

“Base Salary” means the amount specified in Section 3(a) of the Agreement, as adjusted from time to time.

“Board” means the Board of Directors of Adtalem

“Business” means (a) the provision of educational services to individuals at the secondary through post-secondary levels of education and/or training services to individuals seeking professional certifications or professional education by (i) a market funded institution offering degree and non-degree programs (ii) at classroom locations in multiple states and/or through an online curriculum delivery mechanism, and (b) any other business directly engaged in by Adtalem and its Affiliates during the Employment Period.

“Cause” means (i) the commission of a felony or other crime involving moral turpitude or the commission of any other act or omission involving misappropriation, dishonesty, fraud, illegal drug use or breach of fiduciary duty, (ii) willful failure to perform duties as reasonably directed by the Board, (iii) the Executive’s gross negligence or willful misconduct with respect to the performance of the Executive’s duties hereunder, (iv) obtaining any personal profit not fully disclosed to and approved by the Board in connection with any transaction entered into by, or on behalf of, Adtalem, or (v) any other material breach of this Agreement or any other agreement between the Executive and Adtalem.

“Change in Control” means such term as defined in the Adtalem Fourth Amended and Restated Incentive Plan of 2013.

“Change in Control Period” means the period commencing on the date of a Change in Control and ending on the 12-month anniversary of such date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Code of Business Conduct and Ethics” means such code as maintained by Adtalem, as amended from time to time.

“Compensation Committee” means that committee of the Board which shall have authority over the compensation (cash and non-cash) of certain aspects of Adtalem, including, but not limited to, all officers and executives of Adtalem, including the Executive, and all option grants for any employee, executive, officer, director or consultant of Adtalem.

“Copyright Act” means the United States Copyright Act of 1976, as amended.

“Customer” means any Person:

(a)           who purchased products or services from Adtalem or any of its Affiliates during the 12-month period prior to the date of termination of the Executive’s employment; or

(b)           to whom Adtalem or any of its Affiliates solicited the sale of its products or services during the 12-month period prior to the date of termination of the Executive’s employment.

“Good Reason” means, without the Executive’s consent, (i) material diminution in title, duties, responsibilities or authority; (ii) reduction of Base Salary, MIP Target or employee benefits except for across-the-board changes for executive officers of Adtalem; (iii) exclusion from executive benefit/compensation plans; (iv) a change in reporting such that the Executive is no longer reporting exclusively to the Board; (v) material breach of the Agreement that Adtalem has not cured within 30 days after the Executive has provided Adtalem notice of the material breach which shall be given within 60 days of the Executive’s knowledge of the occurrence of the material breach; or (v) resignation in compliance with securities, corporate governance or other applicable law (such as the US Sarbanes-Oxley Act) as specifically applicable to such Executive.

“MIP Award” means the amount actually awarded the Executive under Adtalem’s annual Management Incentive Plan, as in effect from time to time, upon the achievement of specific Adtalem-wide and personal performance goals of the Executive that will be determined each fiscal year by the Compensation Committee as necessary and appropriate to comply with Adtalem policy.

“MIP Target” means 120% of the Executive’s Base Salary.

“Permanent Disability” means mental, physical or other illness, disease or injury, which has prevented the Executive from substantially performing the Executive’s duties hereunder for the greater of: (a) the eligibility waiting period under the Adtalem long term disability program in which he/she participates, if any, (b) an aggregate of six months in any 12-month period, or (c) a period of three consecutive months.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or governmental or regulatory entities, department, agency or authority.

“Release” means the waiver and release agreement generally used by Adtalem for executives, as amended from time to time.

“Restricted Area” means (a) throughout the world, but if such area is determined by judicial action to be too broad, then it means (b) within North America, but if such area is determined by judicial action to be too broad, then it means (c) within the continental United States, but if such area is determined by judicial action to be too broad, then it means (d) within any state in which Adtalem and its Affiliates is engaged in Business.

“Termination Date” means the last day of the Executive’s employment with Adtalem.

APPENDIX II

SIGN-ON EQUITY AWARD

Award Form	Amount	Vesting Terms

Restricted Stock Units	$4,416,000	Four Year Ratable

Stock Options	$1,104,000	Four Year Ratable

Performance Stock Units (“PSUs”)	$2,500,000*	Three Year Cliff

Total	$8,020,000

* Sign-on Equity PSU Target.  Actual payment to be determined based upon satisfaction of two discrete performance components with a weighted allocation as follows:

1.	Seventy-five percent (75%) based upon achievement of cost synergy goals related to Walden University acquisition.

2.	Twenty-five percent (25%) based upon successful divestiture of financial services businesses.

The satisfaction of each component shall be determined at the complete discretion of the Compensation Committee.

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